EXHIBIT 99.2
CONTACTS:
Russell G. Allen, Director – Planning & IR (704) 557-8219
Joseph Calabrese, Financial Relations Board (212) 827-3772
LANCE ANNOUNCES RESULTS FROM
ANNUAL MEETING OF STOCKHOLDERS
Charlotte, N.C., April 23, 2009 – Lance, Inc. (Nasdaq-GS: LNCE) today announced the results from its Annual Meeting of Stockholders held on April 23, 2009. The shareholders approved the two matters to come before the meeting.
The following nominees were elected to the Board of Directors to serve until the Annual Meeting of Stockholders in 2012:
Jeffrey A. Atkins
J.P. Bolduc
Isaiah Tidwell
The Board of Directors is currently comprised of nine members, each of whom serves for a three year term.
The stockholders also ratified the selection of KPMG LLP as independent public accountants for the 2009 fiscal year.
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Ohio, Arkansas and Ontario, Canada. Products are sold under the Lance, Cape Cod, Tom’s, Archway and Brent & Sam’s brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,300 sales routes, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, club stores, food service outlets and other channels.